Exhibit 99.1

For Further Information:

The Walking Company Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.thewalkingcompany.com
www.bigdogs.com
CONTACT:
Alexis Dilg
Investor Information
(805) 963-8727, ext. 1303
alexisd@bigdogs.com

For Immediate Release:
March 23, 2009

The Walking Company Holdings, Inc. Announces 4th Quarter Sales Results, Financial Restructuring and Other Corporate Events.

Santa Barbara, California – March 23, 2009…The Walking Company Holdings, Inc. (NASDAQ: WALK; www.thewalkingcompany.com; www.bigdogs.com) today reported sales results for the fourth quarter ended December 31, 2008, a financial restructuring and other corporate events.

SALES RESULTS:

For the quarter and year ended December 31, 2008, consolidated net sales were $79.6 million and $241.5 million as compared with $76.6 million and $233.3 million, respectively in 2007.  Our annual consolidated net sales increased 4% primarily due to the addition of 23 net new TWC stores (209 stores at year end vs. 186 last year) and a comparative TWC store sales increase of 6.7% in the 4th quarter and 1.8% for the year.  Gross margin declined about 2% in the 4th quarter, primarily a result of The Walking Company discontinuing its small outlet business and liquidating the related inventory.  Financial results for 2008 will be released within the next few weeks.

Andrew Feshbach, CEO, commenting on 4th quarter sales, said “Despite the general decline in retail business in the 4th quarter, The Walking Company was able to achieve increased comparative store sales as a result of a few factors; strong sales of Ugg Australia boots and related products; strong increases in women’s products overall, offset by declines in men’s products; a perceived trend towards more versatile shoe styles sold by The Walking Company; and solid increases in the Company’s “bricks and clicks” internet initiatives.  Feshbach continued “Comparative store sales in the first quarter of 2009  are estimated to be down mid to high single digits (reflecting the loss of a calendar day in February and the Easter holiday shift to April) with margins about the same as last year.   We are noting the declines coming more significantly from the areas of the country most affected by the distressed housing market and the more luxury-oriented malls in general.

DISPOSITION OF THE BIG DOGS OUTLET CHAIN:

In the fall of 2007, the Company attempted to sell the Big Dog chain of outlet stores along with the related intellectual property assets.  Due to the existing losses and the negative sales trends at the store level, we were unsuccessful in selling Big Dogs.  We concluded from the input we received during the process that the intellectual property, the brand and its trademarks and library of graphics along with the internet business still had value but was weighed down by the outlet chain which was no longer viable.  We received at least one bid from a large liquidator to dispose of the chain.  Believing the bid to be inadequate, we set out to liquidate the business ourselves. On December 31st of 2007, the Big Dogs outlet chain of stores numbered 131.  As of today, the store chain has been reduced to 14.  Over the past 15 months, over $20 million of inventory was turned into cash and was used to pay down our debt, all but a few of the store leases have been resolved, the employees were terminated with severance based on their tenure with the Company and we have largely finished the task we began early in 2008.  The results achieved by the Company were substantially greater than the offer we received from the liquidator.  We continue to operate the remaining stores and internet site and are evaluating a number of options we have at present to garner value from the brand.  While the current environment is difficult for licensing or expansion into the mass, we believe there are still opportunities at present to make profits using the Big Dogs brand.

DELISTING FROM NASDAQ:

Over the past few years, the publicly traded stock of The Walking Company Holding, Inc. (Symbol WALK) has become increasingly illiquid and poorly traded on the NASDAQ.  At present we have just over 100 stockholders of record and a vast majority of the stock is held amongst a few individuals.  The Company intends to delist its stock from NASDAQ and deregister under the Securities Exchange Act, such that it will no longer file public statements with the SEC.   We believe we will save several hundred thousand dollars annually as a result of our delisting and consequent savings from other costly elements of reporting to the SEC and conforming to the Sarbanes Oxley rules.  We intend to have our stock continue to trade under the symbol WALK and while it will not trade on NASDAQ, in our view it will likely trade at similar volumes to how it has over the last few years. Since we will no longer be a reporting company to the SEC, we decided to reduce the size of our Board of Directors whose resignations were announced last week.  We will continue to periodically publicly disclose our audited and unaudited financial results.

FINANCIAL RESTRUCTURING:

The liquidation of the Big Dog outlet chain while necessary and successful in generating cash to reduce our debt, was costly in that we sustained losses during the period we liquidated the business.  Further losses were created as a result of certain payments to landlords, employees and write-offs of the remaining fixed assets.  Consequently, we estimate that the combined business of the Walking Company and Big Dogs lost approximately $12 million before taxes in 2008.  Given the current difficult environment for obtaining debt or equity financing, our weakened balance sheet and some unfortunate and inaccurate rumors that were begun in our vendor community regarding our financial status (and resulting loss of some vendor credit), we had no alternative but to act swiftly.  We have initiated the following measures to improve our operating results and strengthen our balance sheet:

1.
Every employee in the Company has been reduced in compensation with the largest reductions in terms of actual amounts and percentages borne by the executive team.  Over 500 employees (largely on the Big Dog side) have been terminated and the Company estimates that these cuts, among others, will reduce overhead costs by approximately 20%.

2.	The Company has reached an agreement with its lender to increase its available lines of credit as a result of additional support provided by the controlling shareholders.

3.
The Company has reached an agreement with its bond holders to allow PIK (pay in kind) interest for up to two years and the bond holders have agreed to reduce the actual indebtedness owed by approximately $3 million.

4.
The Company has notified its landlords that it requires a reduction in rent due for the remainder of this year.  The unpaid rent will be returned to the landlords out of profits generated by the Company in 2009 or 2010.  While we have not received consents as yet from the landlords, we are hopeful that they will see that our plan requires a contribution from all involved with The Walking Company and it is in their interests as well as all others that we succeed in this endeavor.  It should be noted that some of the concessions listed above are in some form contingent upon landlord cooperation.

We estimate the benefits of this financial restructuring to be approximately $10 million in annual cash savings and as much as $15 million in improved cash flow and credit.  We believe that this should give us enough financial strength to weather this difficult retail climate.  Commenting on the restructuring and recent corporate events, Feshbach reiterated, “We believe the measures we have recently implemented give us the financial flexibility and wherewithal to navigate this negative retail environment.  We expect to be in discussions with our landlords over the next few weeks and are hopeful in obtaining their cooperation with our plan.  It was our opinion that there was no practical way to obtain their consents prior to this announcement.  More importantly, we believe that The Walking Company retail concept is strong for the long term.  More and more people each day are entering the demographic most interested in the Walking Company where they need comfort shoes for their occupation or for their wellness.  Despite the economic downturn, our store results have outpaced general retail in most cases and our competition in almost all cases.  While 2009 and perhaps 2010 and beyond appear to be difficult years for retailers in general, we intend to find a way to come through this period and succeed in the long term.”

The Walking Company Holdings, Inc. (the “Company”) consists of its The Walking Company and Big Dogs subsidiaries.  The Walking Company (“TWC”) is a leading independent specialty retailer of high-quality, technically designed comfort footwear and accessories that features premium brands such as ECCO, Mephisto, Dansko, Uggs, and MBT, among many others.  These products have particular appeal to one of the largest and most rapidly growing demographics in the nation.  The Walking Company operates 201 stores in premium malls across the nation.   Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including active wear, casual sportswear, accessories and gifts.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future sales and other results of the Company could differ significantly from those statements. Further information on the Company’s risk factors is contained in the Company’s September 30, 2008 quarterly and December 31, 2007 annual reports as filed with the Securities and Exchange Commission.